Filed Pursuant to Rule 424(b)(5)
Registration No. 333-136921

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price	Amount of registration fee
Common Shares	$123,050,000	$6,866.19

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (No. 333-136921) filed by Washington Real Estate Investment Trust on August 28, 2006.

PROSPECTUS SUPPLEMENT dated April 30, 2009 to Prospectus dated August 28, 2008

5,000,000 shares

Common shares of beneficial interest

Washington Real Estate Investment Trust is offering 5,000,000 common shares. Our shares are listed on The New York Stock Exchange under the symbol “WRE.” The last reported sale price of our shares on The New York Stock Exchange on April 29, 2009 was $22.31 per share.

Investing in our Common Shares involves risks. See “Risk Factors” beginning on page S-6 of this Prospectus Supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2008.

	Per share	Total

Public offering price	$21.40	$107,000,000
Underwriting discount	$0.89	$4,450,000
Proceeds to WRIT	$20.51	$102,550,000

We have granted the underwriters an option to purchase 750,000 additional shares to cover over-allotments of shares, exercisable at any time until 30 days after the date of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about May 5, 2009.

Joint Book-Running Managers

Wachovia Securities	Citi	Raymond James

Co-Lead Manager

J.P.Morgan

Co-Managers

Robert W. Baird & Co.	Credit Suisse	RBC Capital Markets	BNY Mellon Capital Markets, LLC	Morgan Keegan & Company, Inc.

The date of this prospectus supplement is April 30, 2009.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell common shares and seeking offers to buy common shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated herein by reference, is accurate only as of their respective dates or on other dates which are specified in those documents, regardless of the time of delivery of this prospectus supplement or of any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. Such forward-looking statements include statements in these documents concerning the Washington metro region’s economy, gross regional product, unemployment and job growth and real estate market performance. Such forward-looking statements also include the following statements with respect to WRIT: (a) our intention to invest in properties that we believe will increase in income and value; (b) our belief that external sources of capital will continue to be available and that additional sources of capital will be available from the sale of shares or notes; and (c) our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional property acquisitions and capital improvements when appropriate to enhance long-term growth. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (a) the effect of the current credit and financial market conditions; (b) the availability and cost of capital; (c) fluctuations in interest rates; (d) the economic health of our tenants; (e) the timing and pricing of lease transactions; (f) the economic health of the greater Washington Metro region, or other markets we may enter; (g) the effects of changes in Federal government spending; (h) the supply of competing properties; (i) consumer confidence; (j) unemployment rates; (k) consumer tastes and preferences; (l) our future capital requirements; (m) inflation; (n) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (o) governmental or regulatory actions and initiatives; (p) changes in general economic and business conditions; (q) terrorist attacks or actions; (r) acts of war; (s) weather conditions; (t) the effects of changes in capital available to the technology and biotechnology sectors of the economy; (u) the impact of newly adopted accounting principles; and (v) other factors discussed under the caption “Risk Factors” in this prospectus supplement and our most recent Annual Report on Form 10-K, as updated by our future filings.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see “Risk Factors” beginning on page S-6 and the “Risk Factors” section in our most recent Annual Report on Form 10-K, as updated by our future filings.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference into the prospectus, including the financial data and the related notes, in their entirety before making an investment decision. When used in this prospectus supplement, the terms “we,” “our,” “us” and “WRIT” refer to Washington Real Estate Investment Trust.

WRIT

Washington Real Estate Investment Trust is a self-administered, self-managed equity real estate investment trust. Our business consists of the ownership and development of income-producing real properties. We have a fundamental strategy of regional focus, diversification by property type and conservative capital management. Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and develop ongoing capital improvement programs to improve their long-term economic performance. On April 29, 2009, we owned 93 properties, consisting of 28 office buildings, 22 industrial/flex properties, 17 medical office buildings, 14 retail shopping centers and 12 multifamily buildings, and land for development.

Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. Our telephone number there is (301) 984-9400.

Recent Developments

Earnings and Operations

While our Form 10-Q is not complete and has not yet been reviewed by our auditor, on April 27, 2009, we issued a press release announcing our results for the quarter ended March 31, 2009. The following results of first quarter 2009 are preliminary and are not final until the filing of our Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Our first quarter 2009 net income was $0.20 per diluted share compared to $(0.06) per diluted share in the same period one year ago. Included in the first quarter 2009 and first quarter 2008 net income are respective charges of $0.05 and $0.03 per diluted share from the adoption of an accounting pronouncement impacting the accounting of our 3.875% convertible notes. Also included in the first quarter 2009 net income is a gain of $0.11 per diluted share related to the repurchase of convertible debt. Also included in the first quarter 2008 net income is a $0.18 per diluted share non-recurring charge for the extinguishment of $60 million of 10-year Mandatory Par Put Remarketed Securities (“MOPPRS”).

Our Funds From Operations (“FFO”) was $0.65 per diluted share compared to $0.38 per diluted share in the same period one year ago. Included in the first quarter 2009 and first quarter 2008 FFO are respective charges of $0.05 and $0.03 per diluted share from the adoption of an accounting pronouncement impacting the accounting of our 3.875% convertible notes. Also included in the first quarter 2009 FFO is a gain of $0.11 per diluted share related to the repurchase of convertible debt. Also included in the first quarter 2008 FFO is a $0.18 per diluted share non-recurring charge for the extinguishment of $60 million of 10-year MOPPRS. We report FFO, a non-GAAP amount, in accordance with the standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as a supplemental earnings measure. We believe it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization. A reconciliation of FFO to net income is presented below.

WASHINGTON REAL ESTATE INVESTMENT TRUST

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
OPERATING RESULTS
Revenue
Real estate rental revenue	$77,860	$69,346
Expenses
Real estate expenses	27,404	22,678
Depreciation and amortization	23,275	20,333
General and administrative	3,182	3,023

	53,861	46,034

Real estate operating income	23,999	23,312
Other income/(expense):
Interest expense(1)	(19,681)	(18,900)
Gain (loss) on extinguishment of debt	5,845	(8,449)
Other income	320	238

	(13,516)	(27,111)

Income from continuing operations	10,483	(3,799)
Discontinued operations:
Income from operations of properties held for sale	417	1,132
Net income	10,900	(2,667)
Less: Net income attributable to noncontrolling interests(2)	(49)	(57)

Net income attributable to the controlling interests(2)	$10,851	$(2,724)

Income from continuing operations attributable to the controlling interests	$10,434	$(3,856)
Continuing operations real estate depreciation and amortization	23,275	20,333

Funds from continuing operations	$33,709	$16,477

Income from discontinued operations before gain on sale	417	1,132
Discontinued operations real estate depreciation and amortization	27	192

Funds from discontinued operations	444	1,324

Funds from operations(3)	$34,153	$17,801

Per share data attributable to the controlling interests:
Income from continuing operations	(Basic)	$0.197	$(0.083)
	(Diluted)	0.197	(0.083)
Net income	(Basic)	0.203	(0.058)
	(Diluted)	0.203	(0.058)
Funds from continuing operations	(Basic)	0.637	0.353
	(Diluted)	0.637	0.353
Funds from operations	(Basic)	0.645	0.382
	(Diluted)	0.645	0.382
Dividends paid		0.4325	0.4225
Weighted average shares outstanding		52,914	46,623
Fully diluted weighted average shares outstanding		52,915	46,623

Note: Certain prior period amounts have been reclassified to conform to the current presentation.

WASHINGTON REAL ESTATE INVESTMENT TRUST

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Total real estate held for investment, net	$1,888,423	$1,903,997
Cash and cash equivalents	9,685	11,874
Prepaid expenses and other assets(1)	105,615	112,599
Other assets	83,450	80,937

Total assets	$2,087,173	$2,109,407

Liabilities
Notes payable(1)	$845,364	$890,679
Other liabilities	597,177	578,303

Total liabilities	1,442,541	1,468,982

Shareholders’ equity
Total shareholders’ equity(1)	640,837	636,630

Noncontrolling interests in subsidiaries(2)	3,795	3,795

Total equity	644,632	640,425

Total liabilities and equity	$2,087,173	$2,109,407

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

(1)	Financial Accounting Standards Board Staff Position APB14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”), requires the bifurcation of a component of our 3.875% convertible notes, classification of that component in shareholders’ equity, and accretion of the resulting discount on the convertible notes to interest expense. As a result of the adoption of FSP 14-1, equity increased by $21.0 million as of March 31, 2009 and December 31, 2008. The principal balance of our 3.875% convertible notes was reduced by $8.7 million and $11.9 million as of March 31, 2009 and December 31, 2008, respectively, and the unamortized balance of the related loan origination costs was reduced by $2.2 million and $2.7 million, respectively. The decline in principal reflects the unamortized discount balance related to the adoption of FSP 14-1. Interest expense increased $1.2 million in the first quarters of both 2009 and 2008 as a result of the adoption. The gain on extinguishment of debt decreased by $1.5 million for the first quarter of 2009 as a result of the adoption.

(2)	As of the first quarter of 2009, we adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”), under which noncontrolling interests of consolidated partnerships (previously referred to as “minority interests”) are reported as a component of equity. Under FAS 160, net income encompasses the total income of all consolidated subsidiaries and there is a separate disclosure on the face of the consolidated statement of income of the attribution of that income between controlling and noncontrolling interests. The implementation of this standard had no effect on our basic or diluted earnings per share calculation.

(3)

The National Association of Real Estate Investment Trusts, Inc. defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”)

because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Lease Renewal

On April 28, 2009, we announced that we extended our lease with The International Bank for Reconstruction and Development, one of the two development institutions that make up the World Bank, at 1776 G Street in Washington, DC. The extension is for approximately 150,000 square feet and commences January 1, 2011 for a 5-year term. The International Bank for Reconstruction and Development also occupies an additional 61,000 square feet in the building which expires February 28, 2014.

Dividend Declaration

On April 27, 2009, we announced a quarterly dividend of $0.4325 per share to be paid on June 30, 2009 to shareholders of record on June 15, 2009.

The Offering

Shares offered by WRIT	5,000,000 shares*

Shares outstanding after the offering	58,000,386 shares*

Use of proceeds	We intend to use the net proceeds of this offering to repay borrowings outstanding under our line of credit and for general corporate purposes.

NYSE symbol	WRE

*	Assumes that the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 750,000 shares.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in our common shares. Risks pertaining to us and our business are described in our Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” on page 28 of the accompanying prospectus.

Recent disruptions in the financial markets could affect our ability to obtain financing or have other adverse effects on us or the market price of our common shares.

The United States and global equity and credit markets have recently experienced significant price volatility and liquidity disruptions which have caused the market prices of stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have significantly negatively impacted liquidity in the financial markets, making terms for certain financings less attractive or unavailable. Continued uncertainty in the equity and credit markets will negatively impact our ability to access additional financing at reasonable terms or at all. In the event of a debt financing, our cost of borrowing in the future will likely be significantly higher than historical levels. In the case of a common equity financing, the disruptions in the financial markets could continue to have a material adverse effect on the market value of our common shares, potentially requiring us to issue more shares than we would otherwise have issued with a higher market value for our common shares. These financial market circumstances also will negatively affect our ability to make acquisitions, undertake new development projects and refinance our debt. These circumstances have also made it more difficult for us to sell properties and may adversely affect the price we receive for properties that we do sell, as prospective buyers are experiencing increased costs of financing and difficulties in obtaining financing. There is a risk that government responses to the disruptions in the financial markets will not restore consumer confidence, stabilize the markets or increase liquidity and the availability of equity or credit financing.

The current market conditions are also adversely affecting many of our tenants and their businesses, including their ability to pay rents when due. Tenants may decide not to renew leases, and we may not be able to re-let the space. The terms of renewals, including the cost of required improvements or concessions, may be less favorable than current lease terms. As a result, our cash flow could decrease and our ability to make distributions to our shareholders could be adversely affected.

In light of the current economic recession, it is possible that major tenants could file for bankruptcy protection or become insolvent. We cannot evict a tenant solely because of its bankruptcy. On the other hand, a court might authorize the tenant to reject and terminate its lease. In such case, our claim against the bankrupt tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results from operations.

The price of our common shares is volatile and may decline.

The market price of our common shares may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common shares. Among the factors that could affect the market price of our common shares are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•

changes in revenues or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•	the ability of our tenants to pay rent to us and meet their other obligations to us under current lease terms;

•	our ability to re-lease space as leases expire;

•	our ability to refinance our indebtedness as it matures;

•	any changes in our distribution policy;

•	any future issuances of equity securities;

•	speculation in the press or investment community;

•	general market conditions and, in particular, developments related to market conditions for the real estate industry;

•	domestic and international economic factors unrelated to our performance; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this supplement.

This offering is expected to be dilutive, and there may be future dilution of our common shares.

Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share and funds from operations per share for the year ending December 31, 2009. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares we are offering with this prospectus supplement, assuming no exercise of the underwriters’ over-allotment option, will be approximately $102.4 million. “Net proceeds” is what we expect to receive after paying expenses of the offering, which we estimate will be approximately $200,000, and the deduction of the underwriting discount. We intend to use the net proceeds of this offering to repay borrowings outstanding under our $262.0 million line of credit and for general corporate purposes. As of April 29, 2009, borrowings under our line of credit bore interest at a weighted average rate of approximately 0.976% per annum and totaled $59.0 million. The line of credit has a maturity date of November 2010.

UNDERWRITING

We are offering the common shares of beneficial interest described in this prospectus supplement through a number of underwriters. Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and Raymond James & Associates, Inc. are acting as joint book-running managers and are acting as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares listed next to its name in the following table:

Underwriter	Number of Shares
Wachovia Capital Markets, LLC	1,350,000
Citigroup Global Markets Inc.	1,350,000
Raymond James & Associates, Inc.	900,000
J.P. Morgan Securities, Inc.	450,000
Robert W. Baird & Co. Incorporated	250,000
Credit Suisse Securities (USA) LLC	250,000
RBC Capital Markets Corporation	250,000
BNY Mellon Capital Markets, LLC	100,000
Morgan Keegan & Company, Inc.	100,000

Total	5,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all shares offered by this prospectus supplement, if any of the shares are purchased, other than those covered by the over-allotment option described below.

The underwriters propose to offer our shares directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not in excess of $0.53 per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 750,000 additional shares to cover overallotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriter’s percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over allotments made in connection with the sale of the shares offered in this offering.

The following table shows the amount per share and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per share). The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$21.40	$107,000,000	$123,050,000
Underwriting discounts to be paid by us	$0.89	$4,450,000	$5,117,500
Proceeds, before expenses, to us	$20.51	$102,550,000	$117,932,500

In connection with the offering, we expect to incur expenses, excluding underwriting discounts and commissions, of approximately $200,000.

We have agreed in the underwriting agreement to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any of our common shares of beneficial interest or securities convertible into or exchangeable or exercisable for any of our common shares of beneficial interest, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 30 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock-up’ period, we announce that we will release earnings results during the 16-day period beginning on the last day of the ‘lock-up’ period, then in either case the expiration of the ‘lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

Our executive officers and trustees have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares of beneficial interest or securities convertible into or exchangeable or exercisable for any of our common shares of beneficial interest, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares of beneficial interest, whether any of these transactions are to be settled by delivery of our common shares of beneficial interest or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 30 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the ‘lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

Our common shares are listed on the NYSE under the symbol “WRE.”

Until the offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	short sales,

•	syndicate covering transactions,

•	imposition of penalty bids, and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while the offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and purchasing shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services for us for which they have received or will receive customary fees and expenses. Affiliates of Wachovia Capital Markets, LLC, BNY Mellon Capital Markets, LLC and J.P. Morgan Securities Inc. are lenders under our credit facility with Wells Fargo Bank, National Association. As described above, we may use a portion of the net proceeds from this offering to repay a portion of the borrowings outstanding under our line of credit. Because affiliates of certain of the underwriters are lenders under our line of credit, such affiliates will receive their pro rata share of the amount of the credit facility to be repaid with the net proceeds of this offering.

A prospectus supplement and an accompanying prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

The historical summaries of gross income and direct operating expenses of (i) 270 Technology Park, Monument II and 2440 M Street for the year ended December 31, 2006, (ii) Woodholme Centre and Woodholme Medical Office Building, Ashburn Farm Park, CentreMed I and II and 2000 M Street for the year ended December 31, 2006 and (iii) Kenmore Apartments and 2445 M Street for the year ended December 31, 2007, are incorporated in reliance on the reports dated May 17, 2007, February 6, 2008 and February 10, 2009, respectively, of Argy, Wiltse & Robinson, P.C., which we also incorporate by reference in this prospectus supplement and the registration statement, and on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Arent Fox LLP, Washington, D.C., our legal counsel, will issue opinions about the valid issuance of the shares offered by this prospectus supplement and tax matters relating to the qualification of WRIT as a real estate investment trust. Vinson & Elkins L.L.P., Washington, D.C., will issue an opinion about some legal matters with respect to the shares offered by this prospectus supplement for the underwriters.

PROSPECTUS

WASHINGTON REAL ESTATE INVESTMENT TRUST

6110 EXECUTIVE BOULEVARD, SUITE 800

ROCKVILLE, MARYLAND 20852

(301) 984-9400

COMMON SHARES

PREFERRED SHARES

COMMON SHARE WARRANTS

DEBT SECURITIES

Washington Real Estate Investment Trust may offer from time to time its

•	common shares of beneficial interest,

•	preferred shares of beneficial interest,

•	warrants to purchase common shares, and

•	unsecured senior or subordinated debt securities.

We may sell the offered securities in one or more ways: directly, through agents we designate from time to time or to or through underwriters or dealers. If we use any agents or underwriters in selling any of the offered securities, the prospectus supplement that we will provide will identify the agents and underwriters and describe any applicable purchase price, fee, commission or discount arrangement.

Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol “WRE”. Where applicable, the prospectus supplement will contain information on any listing on a securities exchange of securities covered by that prospectus supplement.

Investing in these securities involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2008.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE IN THESE DOCUMENTS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF ANYONE PROVIDES YOU WITH DIFFERENT, INCONSISTENT OR UNAUTHORIZED INFORMATION OR REPRESENTATIONS, YOU MUST NOT RELY ON THEM. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE AN OFFER TO SELL ONLY THE SECURITIES OFFERED BY THESE DOCUMENTS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this process, we may sell the common shares, the preferred shares, the common share warrants and the debt securities described in this prospectus in one or more offerings. We may sell the offered securities in any combination—separately, together or as units with other offered securities—in one or more series or amounts and at prices and on other terms that we determine at the time of sale.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing information about the specific terms and method of the offering. The prospectus supplement may also add, update or change the information in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with additional information that we refer to under “Where You Can Find More Information,” before making an investment decision.

WASHINGTON REAL ESTATE INVESTMENT TRUST

Washington Real Estate Investment Trust, which is also known as WRIT, is a self-administered and self-managed equity real estate investment trust investing in income producing properties in the greater Washington metro region. WRIT’s dividends have increased every year for 38 consecutive years. As of August 22, 2008, WRIT owned a diversified portfolio of 90 properties, consisting of 26 office buildings, 17 medical office buildings, 14 retail shopping centers, 11 multifamily buildings and 22 industrial/flex properties, and land for development.

WRIT’s principal objective is to invest in high quality real estate in prime locations and proactively manage, lease and develop its properties through ongoing capital improvement programs to improve their economic performance. During the quarter ended June 30, 2008, the economic occupancy rates of our properties were:

Retail center	95.1%
Office properties	94.1%
Medical office properties	97.2%
Industrial/flex properties	92.8%
Multi-family properties	81.0%

Overall portfolio	92.3%

WRIT’s total debt on June 30, 2008 was approximately $1.3 billion.

WRIT is a Maryland REIT, successor to a trust founded in 1960. Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone (301) 984-9400 or (800) 565-9748.

USE OF PROCEEDS

Unless we state otherwise in our prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general business purposes, including the acquisition, renovation, expansion or improvement of income-producing properties or the repayment of debt. We expect that properties that we purchase in the future will be of the same general character as those we presently own. We may also use the net proceeds to acquire another REIT or other company that invests in income producing properties, although we do not have a specific plan to do so. Until we use the net proceeds for the purposes described above, we may invest them in short-term income producing investments, such as commercial paper, government securities or money market funds that invest in government securities and/or commercial paper.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth WRIT’s ratios of earnings to fixed charges for the periods shown:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Earnings to fixed charges	1.04x	1.42x	1.38x	1.62x	1.95x	2.08x	2.22x

We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortized costs of debt issuance.

DESCRIPTION OF SHARES

General

WRIT is authorized to issue 100,000,000 common shares with a par value of $.01 per share. Under Maryland law and WRIT’s declaration of trust, WRIT may increase the aggregate number of authorized common shares without shareholder approval. As of August 22, 2008, there were 49,467,772 common shares outstanding.

WRIT’s board of trustees may propose in the future to amend WRIT’s declaration of trust to authorize WRIT to issue preferred shares with a par value of $.01 per share. The preferred shares amendment may also include modifications to the declaration of trust to distinguish the rights of the holders of common shares and the holders of preferred shares. Adoption of the preferred shares amendment would require the approval of the holders of 70% of WRIT’s outstanding common shares at a meeting of WRIT’s shareholders. No preferred shares may be issued prior to the adoption of the preferred shares amendment.

We describe below some of the terms of the common shares and preferred shares. In addition, we describe selected provisions of WRIT’s declaration of trust and selected provisions of Maryland law. We will describe in a prospectus supplement the specific terms of any series of preferred shares. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of WRIT’s declaration of trust dated April 5, 1996, the amendments to the declaration of trust dated September 21, 1998, June 24, 1999 and May 31, 2006, the bylaws, the preferred shares amendment to be proposed and any applicable amendment to the declaration of trust fixing the terms of a series of preferred shares.

Common shares

Holders of common shares are entitled to receive dividends and distributions when and as declared by the board of trustees after payment of, or provision for, any cumulated dividends and distributions on and any required redemptions of any preferred shares then outstanding. Holders of common shares have one vote per share. Voting rights are not cumulative. This means that in the election of trustees at a shareholders’ meeting, the holders of a majority of the outstanding common shares can cast all of their votes for each trustee to be elected and elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares will not be sufficient to elect any trustee.

The declaration of trust establishes the number of trustees at not less than three nor more than eleven and divides the trustees into three classes to be elected on a staggered basis. Those trustees are elected by the holders of the common shares. If the preferred shares amendment is proposed and adopted, the board of trustees could establish a series of preferred stock having the right to elect up to two additional trustees, but less than a majority of the trustees, under specified circumstances and for specified periods, which we describe below.

Under the preferred shares amendment, the board of trustees could reclassify any unissued common shares in one or more classes and could amend the declaration of trust to decrease, as well as increase, the aggregate number of common shares authorized without shareholder approval.

Upon liquidation of WRIT, holders of common shares would receive their pro rata share of the distributable assets of WRIT remaining after the satisfaction of preferential rights of any preferred shares and the satisfaction of all debts and liabilities of WRIT. Holders of common shares do not have any preference, conversion, exchange, preemptive or redemption rights.

The common shares are listed on the New York Stock Exchange. Computershare Limited, Jersey City, New Jersey is the transfer agent for the common shares.

Preferred shares

General. The following description of preferred shares is based upon the terms of the preferred shares amendment that WRIT’s board of trustees would propose to shareholders prior to offering preferred shares. Following shareholder approval of the preferred shares amendment, the board of trustees would be authorized, without further shareholder action, to issue preferred shares, in one or more series, with designations, preferences, rights and limitations as the board of trustees approves. Under the preferred shares amendment, WRIT would be authorized to issue 5,000,000 preferred shares with a par value of $.01 per share, but the board of trustees could amend the declaration of trust to increase or decrease the aggregate number of preferred shares authorized without shareholder approval.

The preferred shares are proposed to have the dividend, liquidation, redemption, conversion and voting rights described below unless the prospectus supplement relating to a particular series of preferred shares indicates otherwise. You should refer to the prospectus supplement relating to the particular series of preferred shares offered for specific terms, including:

(1)	the title of the preferred shares;

(2)	the number of shares included in the series offered;

(3)	the offering price of the preferred shares;

(4)	the liquidation preference per share;

(5)	the dividend rate or method of calculation, the payment dates and the payment periods, including, if applicable, the dates from which dividends will accumulate;

(6)	any voting rights provisions;

(7)	any redemption provisions;

(8)	any sinking fund provisions;

(9)	any conversion provisions; and

(10)	any other terms, rights, preferences or limitations.

The prospectus supplement also may discuss the federal income tax considerations applicable to the preferred shares offered.

The preferred shares, when issued, will be fully paid and nonassessable. Unless otherwise indicated in the prospectus supplement relating to a particular series of preferred shares, each series of preferred shares will rank equally with each other series of preferred shares as to dividends and distributions in the event of a liquidation and, in all cases, will be senior to the common shares.

Dividend Rights. Holders of preferred shares of each series will be entitled to receive, when declared by the board of trustees, cash dividends at the rates and on the dates described in the prospectus supplement relating to the series of preferred shares, out of WRIT’s assets legally available for that purpose. The rates may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

As long as any preferred shares are outstanding, no dividends will be declared or paid and no distributions will be made on the common shares, other than a dividend payable in common shares, unless the accrued dividends on each series of preferred shares have been fully paid or declared and set apart for payment and, if the applicable prospectus supplement so indicates, WRIT has set apart any required amounts for any sinking funds for each series of preferred shares.

When dividends are not paid in full upon any series of preferred shares and any other series of preferred shares ranking equally as to dividends with that series of preferred shares, all dividends declared upon that series of preferred shares and any other series of preferred shares ranking equally as to dividends will be paid ratably in proportion to the amount of accrued dividends to which they are entitled.

Each series of preferred shares will be entitled to dividends as described in the prospectus supplement relating to that series. Different series of preferred shares may be entitled to dividends at different dividend rates or based upon different methods of determination.

Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the holders of each series of preferred shares will be entitled to receive out of the assets of WRIT available for distribution to shareholders the amount stated or determined on the basis described in the prospectus supplement relating to that series. If, upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the amounts payable on the preferred shares of any series and any other shares of stock of WRIT ranking as to distribution equally with that series of preferred shares are not paid in full, the holders of preferred shares of that series and of the other shares will share ratably in any distribution of assets of WRIT in proportion to the full preferential amounts to which they are entitled or on another basis as described in the applicable prospectus supplement. Any rights of the holders of any series of preferred shares to participate in the assets of WRIT remaining after the holders of other series of preferred shares have been paid their liquidation preferences upon any liquidation, dissolution or winding up of WRIT will be described in the prospectus supplement relating to that series.

Redemption. Subject to the terms of WRIT’s outstanding debt, a series of preferred shares may be redeemable, in whole or in part, at the option of WRIT or the option of the holder. In each case, the applicable prospectus supplement will describe the terms of any redemption rights including the number of shares, the price, the dates and the type of consideration.

If, after giving notice of redemption to the holders of a series of preferred shares, WRIT deposits with a designated bank funds sufficient to redeem those preferred shares, then after that deposit, all preferred shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert those preferred shares into other classes of capital stock of WRIT.

Conversion Rights. A series of preferred shares may be convertible. The prospectus supplement for any series of preferred shares will describe the terms on which shares of that series may be converted into common shares or any other security issuable by WRIT.

Voting Rights. A holder of preferred shares will not be entitled to vote except as indicated in the prospectus supplement relating to a particular series of preferred shares or except as expressly required by Maryland law.

Voting rights are proposed to be limited. The board of trustees may not establish a series of preferred shares having voting rights in addition to the following:

(1)	the right to elect up to two additional trustees, constituting less than a majority of the trustees, following WRIT’s failure to pay required dividends on the series of preferred shares for a specified number of quarterly periods, and the right to remove those trustees;

(2)	the right to approve any transaction resulting in WRIT’s issuing any class or series of preferred shares ranking senior to the series of preferred shares as to the payment of dividends or distributions or the distribution of assets on liquidation;

(3)	the right to approve any amendment to the declaration of trust if the amendment would materially and adversely alter the rights, preferences or privileges of the series of preferred shares;

(4)	the right to approve any merger in which WRIT is not the surviving entity, unless the terms of the merger provide that:

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the holders of the preferred shares will receive equity securities of the surviving entity with preferences, rights and privileges substantially equivalent to the preferences, rights and privileges of the series of preferred shares, and

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upon completion of the merger there will not be outstanding equity securities of the surviving entity ranking as to distribution rights and liquidation preferences senior to the equity securities of the surviving entity received by the holders of the preferred shares, other than securities issued for WRIT’s securities outstanding before the merger which were senior as to distribution rights and liquidation preferences to the series of preferred shares.

(5)	the right to vote on the termination of WRIT; and

(6)	other voting rights as are expressly required by law.

Except as indicated otherwise in the prospectus supplement relating to a particular series of preferred shares, each full share will be entitled to one vote on matters on which holders of preferred shares are entitled to vote and fractional shares will not be entitled to any vote.

Transfer Agent and Registrar. WRIT will select the transfer agent, registrar and dividend disbursement agent for a series of preferred shares, which will be described in the applicable prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of preferred shares have the right to vote on any matter.

Business Combination Provisions

WRIT’s declaration of trust provides that any merger, consolidation or liquidation of WRIT, or any sale of all or substantially all of its assets, must be approved by a majority of WRIT’s trustees. In addition, if any of those transactions involves a related shareholder, the transaction must be approved by a majority of trustees not appointed or nominated by or acting on behalf of the related shareholder or an affiliate or associate of the related shareholder. A related shareholder is a person or entity beneficially owning, directly or indirectly, 5% or more of the outstanding shares, including among his or its shares those owned by an affiliate or associate.

As permitted by Maryland law, WRIT has expressly elected to be governed by the special voting requirements of Title 3, Subtitle 6, of the Maryland Corporations and Associations Article, which we refer to as the Special Voting Article. The Special Voting Article establishes special requirements with respect to a business combination between an interested stockholder and a Maryland corporation unless exemptions are applicable. The Special Voting Article prohibits a merger and other specified or similar transactions between a Maryland corporation and an interested stockholder for a five-year period and requires a super majority vote for those transactions after the end of the five-year period. For the purposes of the Special Voting Article and the Control Share Article, which we describe below, a Maryland corporation includes a Maryland real estate investment trust. We refer to them collectively in this section as a Maryland company.

An interested stockholder is a person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland company. Business combinations include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates.

Unless an exemption is available, a business combination may not be consummated between a Maryland company and an interested stockholder for a period of five years after the date on which the shareholder became an interested stockholder. After that five-year period, a business combination may not be consummated unless recommended by the board of the Maryland company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. These provisions do not apply if the company’s stockholders receive a minimum price, as defined in the Special Voting Article, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested stockholder for its shares and if other conditions are met.

A business combination with an interested stockholder that is approved by the board of a Maryland company at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to a Maryland company’s charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. The amendment will not be effective until 18 months after the vote of stockholders and does not apply to any business combination of a company with a stockholder who was an interested stockholder on the date of the stockholder vote.

As permitted by Maryland law, WRIT has also expressly elected to be governed by the control share provisions of Title 3, Subtitle 7, of the Maryland Corporations and Associations Article, which we refer to as the Control Share Article. Under the Control Share Article, control shares of a Maryland company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the company. Control shares are voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors or trustees within one of the following ranges of voting power: (1) 20% or more but less than 33 1/3%, (2) 33 1/3% or more but less than a majority or (3) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition is, subject to specified exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to control shares.

A person who has made or proposes to make a control share acquisition upon satisfaction of specified conditions, including an undertaking to pay expenses, may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland company may itself present the question at any shareholders’ meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then subject to specified conditions and limitations, the Maryland company may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value, without regard to the absence of voting rights for the control shares.

Fair value will be determined as of the date of the meeting of the shareholders at which the voting rights of the control shares are considered but not approved. If no meeting is held, fair value will be determined as of the date of the last acquisition of control shares by the acquiring person. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The Control Share Article does not apply to

•	shares acquired in a merger, consolidation or share exchange if the Maryland company is a party to the transaction,

•	acquisitions approved or exempted by the charter or bylaws of the Maryland company or

•	shares acquired before November 4, 1988 or under a contract entered into before November 4, 1988.

The Special Voting Article and the Control Share Article may have the effect of discouraging unilateral tender offers or other takeover proposals, which some shareholders might consider in their interests or that might provide a substantial premium for their shares. The Control Share Article in particular has the effect of making a unilateral tender offer or other takeover of WRIT more difficult. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive shareholders of opportunities to sell their shares at a temporarily higher market price.

Restrictions on Ownership

For WRIT to qualify as a REIT under the Internal Revenue Code, in any taxable year, not more than 50% in value of WRIT’s outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of the year, and the shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. To meet these and other requirements, the trustees have the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with the requirements. In that regard, the declaration of trust provides that if any person is or becomes at any time the beneficial owner, directly or indirectly, of more than 10% of WRIT’s outstanding shares or if WRIT’s tax status is or can be endangered by the purchase or retention of shares by any person, the trustees may in their sole discretion (1) repurchase any or all shares held by that person or (2) refuse to sell, transfer or deliver shares to that person. The preferred shares amendment if adopted would amend this provision in the declaration of trust to clarify that the 10% threshold applies to all of the outstanding shares computed on the basis of the value of the shares.

The purchase price for any shares repurchased will be (1) the cost or the last sale price of the shares as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher, or (2) the amount provided in the terms of that class or series of shares called for repurchase, if the preferred shares amendment is adopted. From the date fixed for repurchase by the trustees, and so long as payment of the purchase price for the shares to be repurchased has been made or provided for, the holder of any shares called for repurchase will cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

The declaration of trust includes provisions to ensure that any rent paid to WRIT by a sister corporation not become disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code. For purposes of these provisions, a sister corporation is a corporation the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares of WRIT.

Under these provisions, if the trustees, at any time and in good faith, are of the opinion that direct or indirect ownership of shares has or may become concentrated to an extent that would cause any rent to be paid to WRIT by a sister corporation, if one existed, to fail to qualify or be disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code, the trustees have the power

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by lot or other means they believe equitable to call for purchase from any shareholder the number of shares that will be sufficient in the opinion of the trustees to maintain or bring the direct or indirect ownership of shares in conformity with the requirements of Section 856(d)(2)(B), and

•	to refuse to register the transfer of shares to any person whose acquisition of shares would, in the opinion of the trustees, result in WRIT’s being unable to comply with Section 856(d)(2)(B).

These provisions will apply even if a sister corporation does not exist (1) at the time the trustees determine that the ownership of shares has or may become so concentrated, or (2) at the time the trustees call shares for purchase or refuse to register the transfer of shares. The purchase price for the shares purchased under these provisions will be equal to

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the fair market value of the shares as reflected in the closing price for the shares on the principal stock exchange on which the shares are listed or, if the shares are not listed, then the last bid for the shares, as of the close of business on the date fixed by the trustees for the purchase or, if no such quotation is available, as will be determined in good faith by trustees, or

•	the other amount provided in the terms of the class or series of shares called for repurchase, if the preferred shares amendment is adopted.

From the date fixed for purchase by the trustees, the holder of any shares called for purchase will cease to be entitled to dividends, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price fixed as described above.

To further assure that ownership of the shares does not become concentrated, the declaration of trust provides that if any transfer of shares would prevent amounts received by WRIT from a sister corporation, if one existed, from qualifying as rents from real property as defined in Section 856(d) of the Internal Revenue Code, by virtue of the application of Section 856(d)(2)(B) of the Internal Revenue Code, the transfer will be void from inception and the intended transferee of the shares will be treated as never having had an interest in those shares. If this provision is invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares will be treated as having acted as an agent on behalf of WRIT in acquiring those shares and as holding those shares on WRIT’s behalf. Furthermore, the declaration of trust provides that shareholders will be required upon demand to disclose to the trustees in writing information with respect to their direct and indirect ownership of the shares that the trustees deem necessary to determine whether WRIT satisfies the provisions of Sections 856(a)(5) and (6) and Section 856(d) of the Internal Revenue Code or the regulations under such sections or to comply with the requirements of any other taxing authority.

Under an amendment to the declaration of trust, a provision has been added to the declaration of trust specifying that (1) the share ownership limitation provisions described above, or any other provision of the declaration of trust, will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system and (2) the occurrence of the settlement of any transaction will not negate the effect of the share ownership limitation provisions or any other provision of the declaration of trust.

The share ownership limitation provisions, like the business combination provisions, may deter or render more difficult an attempt by a third party to obtain control of WRIT if the attempt is not supported by the board of trustees.

Taxation

WRIT has elected to be taxed as a REIT under the Internal Revenue Code. A REIT that meets specified qualifications is relieved of federal income taxes on ordinary income and capital gains distributed to shareholders. In the opinion of Arent Fox PLLC, legal counsel for WRIT, WRIT has qualified as a REIT for the years 2003-2007 and its present and contemplated method of operation will put it in a position to continue to qualify as a REIT.

DESCRIPTION OF COMMON SHARE WARRANTS

WRIT may issue common share warrants for the purchase of common shares. WRIT may issue common share warrants independently or together with any other offered securities offered by any prospectus supplement. Common share warrants may be attached to or separate from the other offered securities. Each series of common share warrants will be issued under a separate warrant agreement to be entered into between WRIT and a warrant agent identified in the applicable prospectus supplement. The warrant agent will act solely as an agent of WRIT in connection with the common share warrants of a series and will not assume any obligation or relationship of agency or trust for any holders or beneficial owners of common share warrants.

The applicable prospectus supplement will describe the terms of the common share warrants, including, where applicable, the following:

(1)	the title of the common share warrants;

(2)	the aggregate number of the common share warrants;

(3)	the price or prices at which the common share warrants will be issued;

(4)	the designation, number and terms of the common shares purchasable upon exercise of the common share warrants;

(5)	the designation and terms of any other offered securities with which the common share warrants are issued and the number of such common share warrants issued with each offered security;

(6)	the date, if any, on and after which the common share warrants and the related common shares will be separately transferable;

(7)	the price at which the common shares purchasable upon exercise of the common share warrants may be purchased;

(8)	the date on which the right to exercise the common share warrants will commence and the date on which the right will expire;

(9)	the minimum and maximum amount of the common share warrants that may be exercised at any one time;

(10)	information with respect to any book-entry procedures;

(11)	a discussion of federal income tax considerations; and

(12)	any other material terms of the common share warrants, including terms, procedures and limitations relating to their exchange and exercise.

DESCRIPTION OF DEBT SECURITIES

General

WRIT will issue senior debt securities under a senior indenture dated as of August 1, 1996, as supplemented from time to time, between WRIT and The Bank of New York Trust Company, N.A., as senior indenture trustee, or pursuant to an additional indenture adopted by us in the future. WRIT will issue subordinated debt securities under a subordinated indenture between WRIT and a commercial bank we will select to act as subordinated indenture trustee. We use the term indenture trustee to refer to the senior indenture trustee or subordinated indenture trustee, as appropriate. We refer to the senior indenture and the subordinated indenture together as the indentures and individually as an indenture. The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. The indentures will be available for inspection at the corporate trust offices of the senior indenture trustee and the subordinated indenture trustee and as described below under “Where You Can Find More Information.” The indentures are subject to and governed by the Trust Indenture Act of 1939.

We describe below some of the terms of the debt securities and some of the provisions of the indentures. We will describe in a prospectus supplement the specific terms of the debt securities and the extent to which the provisions described below apply. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of the indentures and the debt securities. We have included in this prospectus references to sections of the indentures to help you locate those provisions in the indentures.

Terms

The debt securities will be direct, unsecured obligations of WRIT. The senior debt securities will rank equally with all other unsecured and unsubordinated debt of WRIT. Payments on the subordinated debt securities will be subordinated to the prior payment in full of WRIT’s senior debt, as described in this section under “Subordination.” Each indenture provides that WRIT may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or under authority granted by, a resolution of WRIT’s board of trustees or as established in one or more supplemental indentures. WRIT may issue debt securities with terms different from those of debt securities previously issued. Debt securities of one series may be issued at different times and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (Section 301 of each indenture).

More than one indenture trustee may be appointed under either indenture, with each indenture trustee acting as to one or more series of debt securities. Any indenture trustee may resign or be removed as to one or more series of debt securities, and a successor indenture trustee may be appointed to act regarding that series. (Section 608 of each indenture). If two or more persons are appointed as indenture trustee regarding different series of debt securities, each will act under the applicable indenture as an indenture trustee of a trust separate from the trust administered by any other indenture trustee. (Section 609 of each indenture). Except as otherwise indicated in this prospectus, an indenture trustee may act only with respect to the one or more series of debt securities for which it is indenture trustee under the applicable indenture.

The prospectus supplement relating to the series of debt securities being offered will contain information on the specific terms of the debt securities including:

(1)	the title of the debt securities and whether the debt securities are senior or subordinated;

(2)	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(3)	the percentage of the principal amount of the debt securities that will be issued and, if less than the entire principal amount will be issued

•	the portion of the principal amount payable upon declaration of acceleration of the maturity of the debt securities,

•	the portion of the principal amount of the debt securities that is convertible into common shares or preferred shares, or

•	the method by which any portion will be determined;

(4)	if the debt securities are convertible, in connection with preserving WRIT’s status as a REIT, any applicable limitations on the ownership or transferability of the common shares or preferred shares into which the debt securities are convertible;

(5)	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable;

(6)	the interest rate or rates, which may be fixed or variable, of the debt securities, or the method by which the rate or rates will be determined, if the debt securities will bear interest;

(7)	the date or dates, or the method for determining the date or dates, from which interest will accrue;

(8)	the dates on which interest will be payable;

(9)	the record dates for interest payment dates, or the method by which the dates will be determined;

(10)	the persons to whom interest will be payable;

(11)	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(12)	the place or places where the principal of, any premium and interest on the debt securities will be payable;

(13)	the place where the debt securities may be surrendered for registration of transfer or exchange;

(14)	the place where notices to or demands upon WRIT relating to the debt securities and the applicable indenture may be delivered;

(15)	if WRIT has a redemption option, the times, prices, currencies, currency units or composite currencies and other terms and conditions upon which WRIT may redeem the debt securities, in whole or in part;

(16)	any obligation of WRIT to redeem, repay or purchase the debt securities under any sinking fund or similar provision or at the option of a holder of the debt securities, and the times, the prices, the currencies, currency units or composite currencies and other terms and conditions upon which WRIT will redeem, repay or purchase the debt securities, in whole or in part, under the obligation;

(17)	if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

(18)	whether the amount of payments of principal of, any premium or interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on currencies, currency units or composite currencies, and the manner by which the amounts will be determined;

(19)	whether the principal of, any premium or interest on the debt securities are to be payable, at the election of WRIT or a holder of the debt securities, in currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable and

•	the times when the election may be made,

•	the terms and conditions upon which the election may be made,

•	the time and manner of determining the exchange rate between the currencies, currency units or composite currencies in which the debt securities are denominated or stated to be payable,

•	the identity of the exchange rate agent responsible for determining the exchange rate, and

•	the currencies, currency units or composite currencies in which the debt securities are to be payable;

(20)	any provisions granting special rights to the holders of the debt securities upon the occurrence of any specified events;

(21)	any deletions from, modifications of or additions to the events of default or covenants of WRIT relating to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants in the applicable indenture;

(22)	whether the debt securities will be issued in certificated or book-entry form;

(23)	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 or any integral multiple, and if in bearer form, the denominations and other terms and conditions;

(24)	whether the debt securities will be subject to the defeasance and covenant defeasance provisions described in this prospectus, and any modification of those provisions;

(25)	whether and under what circumstances WRIT will pay any additional amounts on the debt securities relating to any tax, assessment or governmental charge and, if so, whether WRIT will have the option to redeem the debt securities in lieu of making the payment; and

(26)	any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 301 of each indenture).

WRIT may issue debt securities at a discount below their principal amount. If that occurs, the debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to those debt securities as original issue discount securities. The applicable prospectus supplement will describe the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as described below under “Covenants” and as may be described in any prospectus supplement, the indentures will not contain any provisions

•	limiting WRIT’s ability to incur indebtedness or

•	affording holders of debt securities protection in the event of a highly leveraged or similar transaction involving WRIT or in the event of a change in control of WRIT.

The applicable prospectus supplement will provide information regarding any deletions from, modifications of, or additions to the events of default or covenants of WRIT that are described below, including any addition of a covenant or other provision providing protection for risks similar to those referred to above.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000, and the debt securities of any series issued in bearer form will be issuable in denominations of $5,000. (Section 302 of each indenture).

Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of senior debt securities will be payable at the corporate trust office of the senior indenture trustee, which initially will be c/o The Bank of New York Trust Company, N.A., 4 New York Plaza, First Floor, New York, New York 10004. Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of subordinated debt securities will be payable at the corporate trust office of the subordinated indenture trustee. WRIT may instead pay interest on any series of debt securities by check mailed to the address of the person entitled to the payment as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002 of each indenture).

Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder of the debt security on the applicable regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the indenture trustee. If that occurs, notice will be given to the holder of the debt security not less than 10 days prior to the special record date. Alternatively, defaulted interest may be paid at any time in any other lawful manner. (Section 307 of each indenture).

Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange at the corporate trust office of the applicable indenture trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be properly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange. (Section 305 of each indenture). If WRIT designates a transfer agent, in addition to the applicable indenture trustee, regarding any series of debt securities, WRIT may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, but WRIT is required to maintain a transfer agent in each place of payment for each series of debt securities. WRIT may at any time designate additional transfer agents regarding any series of debt securities. (Section 1002 of each indenture).

Neither WRIT nor any indenture trustee will be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the notice of redemption;

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•

issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of the debt security not being repaid. (Section 305 of each indenture).

Merger, Consolidation or Sale

WRIT will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity if:

•

WRIT will be the continuing entity, or the successor entity formed by or resulting from any consolidation or merger with WRIT or receiving the transfer of assets from WRIT will expressly assume payment of the principal of, any premium and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in each indenture;

•

immediately after giving effect to the transaction, and treating any debt that becomes an obligation of WRIT or any subsidiary as a result of the transaction as having been incurred by WRIT or the subsidiary at the time of the transaction, no event of default under an indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, has occurred and is continuing; and

•	an officer’s certificate and legal opinion covering these conditions are delivered to the indenture trustee. (Sections 801 and 803 of each indenture).

Covenants

In this part of the prospectus, we use several capitalized terms to refer to defined terms. We describe the definitions of those terms after the paragraph in which we use them for the first time. The senior indenture provides for the following covenants, which we may modify or delete upon the issuance of any series of senior debt securities:

Senior Indenture Limitations on Incurrence of Debt. The senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the incurrence of the additional Debt, the aggregate principal amount of all outstanding Debt of WRIT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (GAAP) is greater than 65% of the sum of, without duplication:

•

WRIT’s Total Assets as of the end of the calendar quarter covered in WRIT’s annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC, or if these reports are not permitted to be filed under the Securities Exchange Act, with the indenture trustee, before the incurrence of the additional Debt; and

•

any increase in WRIT’s Total Assets since the end of the last reported quarter including any increase in Total Assets resulting from the incurrence of the additional Debt. We refer to this increase together with WRIT’s Total Assets as Adjusted Total Assets. (Section 1011 of the senior indenture).

“Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests of which is owned or controlled, directly or indirectly, by WRIT or by one or more other Subsidiaries of WRIT. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

“Debt” of WRIT or any Subsidiary means any debt of WRIT or any Subsidiary, whether or not contingent, in connection with:

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments;

(2)	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by WRIT or any Subsidiary;

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(4)	the principal amount of all obligations of WRIT or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

(5)	any lease of property by WRIT or any Subsidiary as lessee that is reflected in WRIT’s consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of debt under clauses (1) through (3) above, that any of those items, other than letters of credit, would appear as a liability on WRIT’s consolidated balance sheet in accordance with generally accepted accounting principles. This includes, to the extent not otherwise included, any obligation by WRIT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, debt of another person, other than WRIT or any Subsidiary.

“Disqualified Stock” means any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

•	matures or is mandatorily redeemable, under a sinking fund obligation or otherwise;

•	is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

•	is redeemable at the option of the holder, in whole or in part, in each case on or before the stated maturity of the series of debt securities.

“Capital Stock” means any capital stock, including preferred stock, shares, interests, participations or other ownership interests however designated and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase.

“Total Assets” as of any date means the sum of

•	for Stabilized Properties which are reflected as property on WRIT’s consolidated balance sheet in accordance with GAAP, Capitalized Property Value,

•

for income producing properties which are reflected as property on WRIT’s consolidated balance sheet in accordance with GAAP but do not constitute Stabilized Properties, undepreciated book value as determined in accordance with GAAP, and

•

for all other assets included on WRIT’s consolidated balance sheet in accordance with GAAP, undepreciated book value determined in accordance with GAAP (excluding intangibles, accounts receivable and investments in unconsolidated limited partnerships, limited liability companies and other similar joint ventures); provided, however, that the amount that may be included in Total Assets as of any date pursuant to this third bullet shall in no event exceed 15% of Total Assets.

“Capitalized Property Value” as of any date means the aggregate sum of all Property EBITDA for each such property for the prior four quarters and capitalized at seven and one-half percent (7.5%).

“Property EBITDA” is defined as, for any period of time, without duplication, net earnings (loss), excluding net derivative gains (losses) and gains (losses) on dispositions of real estate, before deductions for WRIT and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by WRIT, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by WRIT; and (vi) minority interest. In each case for such period, amounts will be as reasonably determined by WRIT in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include WRIT’s general and administrative expenses and other trust expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as determined in good faith by WRIT.

“Stabilized Property” means (i) with respect to an acquisition of an income producing property, a property becomes stabilized when WRIT or its Subsidiaries have owned the property for at least four (4) full quarters and (ii) with respect to new construction or redevelopment property, a property becomes stabilized four (4) full quarters after the earlier of (a) eighteen (18) months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least ninety-three percent (93%).

In addition to the limitations on the incurrence of Debt described above, the senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any Secured Debt, whether owned at the date of the senior indenture or subsequently acquired, if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the proceeds, the aggregate principal amount of all outstanding Secured Debt of WRIT and its Subsidiaries on a consolidated basis is greater than 40% of WRIT’s Adjusted Total Assets. (Section 1011 of the senior indenture.) “Secured Debt” means any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of WRIT or any Subsidiary.

The senior indenture also provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of that Debt and to the application of the proceeds from the incurrence of that Debt. The ratio is calculated assuming that:

•

the additional Debt and any other Debt incurred by WRIT and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds, including to refinance other Debt, had occurred at the beginning of that period;

•

the repayment or retirement of any other Debt by WRIT and its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period, except that, in making this computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during the period;

•

in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the acquisition had occurred as of the first day of the period with the appropriate adjustments relating to the acquisition included in the pro forma calculation; and

•

in the case of any acquisition or disposition by WRIT or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments relating to the acquisition or disposition included in the pro forma calculation. (Section 1011 of the senior indenture).

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of WRIT and its Subsidiaries

•	plus amounts that have been deducted for

(1)	interest on Debt of WRIT and its Subsidiaries,

(2)	provision for taxes of WRIT and its Subsidiaries based on income,

(3)	amortization of debt discount,

(4)	depreciation and amortization,

(5)	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

(6)	amortization of deferred charges and

(7)	provision for or realized losses on properties,

•	less amounts which have been included for gains on disposition of properties.

“Consolidated Net Income” for any period means the amount of consolidated net income or loss of WRIT and its Subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.

“Annual Service Charge” as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, Debt of WRIT and its Subsidiaries.

“Acquired Debt” means Debt of a person

•	existing at the time the person becomes a Subsidiary or

•	assumed in connection with the acquisition of assets from the person,

in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Debt will be treated as incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

For purposes of the provisions limiting the incurrence of Debt, Debt is treated as incurred by WRIT or a Subsidiary whenever WRIT or a Subsidiary creates, assumes, guarantees or otherwise becomes liable on the Debt.

Maintenance of Total Unencumbered Assets. The senior indenture also provides that WRIT is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of WRIT’s Unsecured Debt. (Section 1012 of the senior indenture).

“Total Unencumbered Assets” means the sum of

•	for Stabilized Properties which are reflected as property on WRIT’s consolidated balance sheet in accordance with GAAP and are not subject to an Encumbrance, the Capitalized Property Value,

•

for income producing properties which are reflected as property on WRIT’s consolidated balance sheet in accordance with GAAP but do not constitute Stabilized Properties and are not subject to an Encumbrance, undepreciated book value as determined in accordance with GAAP, and

•

for all other assets included on WRIT’s consolidated balance sheet in accordance with GAAP and are not subject to an Encumbrance, undepreciated book value of such assets determined in accordance with GAAP (excluding intangibles, accounts receivable and investments in unconsolidated limited partnerships, limited liability companies and other similar joint ventures); provided, however, that the amount that may be included in Total Unencumbered Assets as of any date pursuant to this third bullet shall in no event exceed 15% of Total Unencumbered Assets.

“Encumbrance” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, statutory or other lien or preference, priority or other security agreement, except:

•

liens for taxes that (1) are not yet delinquent, (2) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets or (3) are being contested in good faith by all appropriate proceedings, if adequate reserves relating to the taxes are maintained on the books of WRIT or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principals;

•

carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar liens that (1) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets, (2) do not remain unsatisfied or undischarged for a period of more than 90 days or (3) are being contested in good faith by all appropriate proceedings;

•

pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•

deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; and

•	easements, rights of way, restrictions, development orders, plats and other similar encumbrances.

The defined terms “Total Assets,” “Capitalized Property Value,” “Property EBITDA,” and “Stabilized Property” have the same meanings as set forth above in the section entitled “Senior Indenture Limitations on Incurrence of Debt.”

“Unsecured Debt” means Debt of WRIT or any Subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by WRIT or any of its Subsidiaries.

Existence. Except as described under the section below entitled “Merger, Consolidation or Sale,” WRIT will be required to do everything necessary to preserve and keep in full force and effect its existence, rights and franchises. But WRIT will not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business. (Section 1004 of each indenture).

Maintenance of Properties. To the extent WRIT believes it necessary for the proper conduct of business, WRIT will be required to keep all of its material properties used in the conduct of its business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs and improvements of those properties. (Section 1005 of each indenture).

Insurance. WRIT will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service. (Section 1006 of each indenture).

Payment of Taxes and Other Claims. WRIT will be required to pay or discharge before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of WRIT or any Subsidiary, and (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a material lien upon the property of WRIT or any Subsidiary. But WRIT will not be required to pay or discharge any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith. (Section 1007 of each indenture).

Provision of Financial Information. Whether or not WRIT is subject to Section 13 or 15(d) of the Securities Exchange Act, WRIT will be required, within 15 days of each of the dates by which WRIT would have been required to file annual reports, quarterly reports and other documents with the SEC if WRIT were subject to those sections, to

•

mail to all holders of debt securities, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections;

•

file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder. (Section 1008 of each indenture).

Additional Covenants. The prospectus supplement will describe any additional covenants of WRIT relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless otherwise specified in the applicable prospectus supplement, each of the following is an Event of Default with respect to any series of debt securities issued under either indenture:

(1)	default for 30 days in the payment of any installment of interest or any additional amount payable on any debt security of that series;

(2)	default in the payment of principal or any premium on any debt security of that series at its maturity;

(3)	default in making any sinking fund payment if required for any debt security of that series;

(4)	breach or default in the performance of any other covenant or warranty of WRIT contained in the indenture, other than a covenant added to the indenture solely for the benefit of another series of debt securities issued under the indenture, if the breach or default continues for 60 days after written notice as provided in the indenture;

(5)	default under any bond, debenture, note or other evidence of debt for money borrowed by WRIT—including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased—in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration having been rescinded;

(6)	default under any mortgage, indenture or instrument under which any debt may be issued or by which any debt may be secured or evidenced, for money borrowed by WRIT—including leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including debt or obligations for which recourse is limited to property purchased in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration have been rescinded;

(7)	specified events relating to bankruptcy, insolvency, reorganization, receivership or liquidation of WRIT or any Significant Subsidiary of WRIT; and

(8)	any other event of default under the terms of the debt securities of that series. (Section 501 of each indenture).

“Significant Subsidiary” means any Subsidiary that meets any of the following:

•

WRIT and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

WRIT’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary exceeds 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

WRIT and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of the income of WRIT and its Subsidiaries consolidated for the most recently completed fiscal year.

If an Event of Default occurs and continues under any indenture relating to debt securities of any series at the time outstanding, then the indenture trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium on, all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then only the portion of the principal amount as may be specified in the terms of those securities plus any premium on those securities may be declared due and payable. To declare an acceleration, an indenture trustee must provide written notice to WRIT. If the holders declare an acceleration, they must provide written notice to WRIT and to the indenture trustee.

At any time after a declaration of acceleration relating to debt securities of a series, or of all debt securities then outstanding under the applicable indenture, has been made, but before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the holders of a majority in principal amount of outstanding debt securities of the series, or of all debt securities then outstanding under the applicable indenture, may rescind the declaration and its consequences if:

•

WRIT has deposited with the applicable indenture trustee all required payments of the principal of, any premium, interest, and any additional amounts, on the debt securities of the related series, or of all debt securities then outstanding under the applicable indenture, plus fees, expenses, disbursements and advances of the indenture trustee; and

•

all Events of Default, other than the non-payment of accelerated principal, or specified portion of the principal and any premium or interest, relating to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, have been cured or waived as provided in the applicable indenture. (Section 502 of each indenture).

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, may waive any past default relating to that series and its consequences, except a default (1) in the payment of the principal of or any premium, interest or additional amounts payable on any debt security of that series or (2) relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 513 of each indenture).

Each indenture trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. But the indenture trustee may withhold notice to the holders of any series of debt securities of any default relating to that series, except a default in the payment of the principal of, any premium, interest or additional amount payable on any debt security of that series or in the payment of any sinking fund installment relating to any security of that series, if specified responsible officers of the indenture trustee consider withholding notice to be in the interest of the holders of that series. (Section 601 of each indenture).

No holder of debt securities of any series may institute any proceeding, judicial or otherwise, relating to the indenture or for any remedy under the indenture, unless the indenture trustee fails to act within 60 days after it has received a written request to institute proceedings relating to a continuing Event of Default from the holders of 25% or more in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. (Section 507 of each indenture). But this provision does not prevent any holder of debt securities from instituting suit to enforce payment of the principal of and any premium, interest and additional amount payable on the debt securities on the due dates of those payments. (Section 508 of each indenture).

Subject to provisions in each indenture relating to the indenture trustee’s duties if a default occurs, each indenture trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the indenture trustee reasonable security or indemnity. (Section 602 of each indenture). The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. But an indenture trustee may refuse to follow any direction that (1) is in conflict with any law or the indenture, (2) may involve the indenture trustee in personal liability or (3) may be unduly prejudicial to the holders of debt securities of that series not joining in the direction. (Section 512 of each indenture).

Within 120 days after the close of each fiscal year, WRIT will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of WRIT, stating whether that officer has knowledge of any default under the applicable indenture and, if so, specifying each known default and its nature and status. (Section 1009 of each indenture).

Modification of the Indentures

Each indenture may be modified or amended only with the consent of (i) the holders of a majority in principal amount of all outstanding debt securities affected by the modification or amendment and (ii) the holders of a majority in principal amount of all outstanding debt securities of each series affected by the modification or amendment. But no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1)	change the stated maturity of the principal of, any premium or any installment of principal of or interest payable on any debt security;

(2)	reduce the principal amount of, the rate or amount of interest on, any premium payable on redemption of, or additional amounts payable with respect to any debt security,

(3)	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of any debt security or would be provable in bankruptcy or adversely affect any right of repayment of the holder of that debt security;

(4)	change the place or the currency for payment of principal of, any premium, interest or any additional amounts payable on any debt security;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(6)	reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or specified defaults and consequences under the indenture or to reduce the quorum or voting requirements provided in the indenture; or

(7)	modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of each affected debt security. (Section 902 of each indenture).

The holders of a majority in principal amount of outstanding debt securities issued under either indenture may waive compliance by WRIT with specified covenants and conditions in the indenture. (Section 1013 of each indenture).

WRIT and the applicable indenture trustee may modify or amend each indenture without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to WRIT and the assumption by any successor of WRIT’s covenants in the indenture and in the debt securities;

(2)	to add to the covenants of WRIT for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon WRIT in the applicable indenture;

(3)	to add Events of Default for the benefit of the holders of all or any series of debt securities;

(4)	to add or change any provision of the applicable indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5)	to change or eliminate any provision of the applicable indenture, but any change or elimination will become effective only when there are no debt securities outstanding of any series created before the change or elimination that are entitled to the benefit of that provision;

(6)	to secure the debt securities;

(7)	to establish the form or terms of debt securities of any series;

(8)	to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the applicable indenture by more than one indenture trustee;

(9)	to cure any ambiguity, defect or inconsistency in the applicable indenture, if that action will not adversely affect the interests of holders of debt securities of any series issued under that indenture in any material respect; or

(10)	to supplement any provision of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901 of each indenture).

Each indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities,

•

the principal amount of an original issue discount security that will be treated as outstanding will be the amount of the principal of that debt security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that debt security;

•

the principal amount of any debt security denominated in a foreign currency that will be treated as outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount or, in the case of original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the clause above;

•

the principal amount of an indexed security that will be treated as outstanding will be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security under specified provisions of the indenture; and

•	debt securities owned by WRIT, any other obligor on the debt securities or any affiliate of WRIT or of that other obligor will be disregarded. (Section 101 of each indenture).

Each indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1501 of each indenture). A meeting may be called at any time by the applicable indenture trustee, and also, upon request, by WRIT or the holders of at least 10% in principal amount of the outstanding debt securities of that series, if notice is given as provided in the applicable indenture. (Section 1502 of each indenture).

Any resolution presented at a meeting or adjourned meeting properly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. But any resolution relating to any request or demand that may be made, notice or consent that may be given, or waiver or action that may be taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting properly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. The provisions described above in this paragraph do not apply to those situations where modifications or amendments of the applicable indenture require the consent of the holders of each debt security affected. (Section 1504 of each indenture).

Any resolution passed or decision taken at any meeting of holders of debt securities of any series properly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. But if any action is to be taken at the meeting relating to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504 of each indenture).

Despite the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series relating to any request, demand, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by that action, or of the holders of that series and one or more additional series:

•	no minimum quorum requirement will apply to the meeting, and

•

the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, notice, consent, waiver or other action will be taken into account in determining whether that request, demand, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504 of each indenture).

Subordination

Upon any distribution to creditors of WRIT in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all Senior Debt, which we define below. (Sections 1601 and 1602 of the subordinated indenture). But WRIT’s obligation to make payment of the principal and interest on the subordinated debt securities will not otherwise be affected. (Section 1608 of the subordinated indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or WRIT receives notice of the default. (Section 1603 of the subordinated indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders of the subordinated debt have been applied to the payment of Senior Debt. (Section 1607 of the subordinated indenture). By reason of the subordination, if assets are distributed upon insolvency, some general creditors of WRIT may recover more, ratably, than holders of the subordinated debt securities.

“Senior Debt” as defined in the subordinated indenture means the principal of and interest on, or substantially similar payments to be made by WRIT regarding the following, whether outstanding at the date of execution of the subordinated indenture or subsequently incurred, created or assumed:

(1)	debt of WRIT for money borrowed or represented by purchase-money obligations;

(2)	debt of WRIT evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

(3)	obligations of WRIT as lessee under leases of property either made as part of any sale and leaseback transaction to which WRIT is a party or otherwise;

(4)	debt of partnerships and joint ventures that is included in WRIT’s consolidated financial statements;

(5)	debt, obligations and liabilities of others as to which WRIT is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which WRIT has agreed to purchase or otherwise acquire; and

(6)	any binding commitment of WRIT to fund any real estate investment or to fund any investment in any entity making the real estate investment, in each case other than:

•

any debt, obligation or liability referred to in the preceding clauses as to which the instrument creating or evidencing the debt, obligation or liability, provides that the debt, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

•	any debt, obligation or liability that is subordinated to debt of WRIT, to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

•	the subordinated debt securities. (Section 101 of the subordinated indenture).

At June 30, 2008, Senior Debt aggregated approximately $1.5 billion in principal amount. The subordinated indenture does not restrict the creation of additional Senior Debt. But the senior indenture contains limitations on WRIT’s incurrence of indebtedness. See “Covenants—Senior Indenture Limitations on Incurrence of Debt.”

Discharge, Defeasance and Covenant Defeasance

Under each indenture, WRIT may discharge obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year. To do so WRIT must irrevocably deposit in trust with the applicable indenture trustee, funds in currencies, currency units or composite currencies in which those debt securities are payable in an amount sufficient to pay the entire debt on those debt securities including principal, any premium, interest and any additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or, if they have not, to the stated maturity or redemption date. (Section 401 of each indenture).

Each indenture provides that, if specified provisions of the indenture are made applicable to the debt securities of or within any series, WRIT may elect either:

(1)	defeasance, which means WRIT elects to be discharged from any and all obligations relating to those debt securities, except for the obligations

•	to pay any additional amounts upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities;

•	to register the transfer or exchange of those debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	to maintain an office or agency regarding those debt securities; and

•	to hold moneys for payment in trust (Section 1402 of each indenture); or

(2)	covenant defeasance, which means WRIT elects to be released from its obligations under specified covenants relating to those debt securities, which are the covenants described above under “Covenants” and, if provided under the indenture, its obligations relating to any other covenant. WRIT may omit to comply with those obligations and the omission will not constitute a default or an Event of Default as to those debt securities. (Section 1403 of each indenture).

To elect defeasance or covenant defeasance, WRIT must irrevocably deposit in trust with the applicable indenture trustee, an amount sufficient to pay the principal of, any premium and interest on those debt securities, and any mandatory sinking fund or similar payments, on the scheduled due dates. The amount deposited may be in currencies, currency units or composite currencies in which those debt securities are payable at stated maturity, or Government Obligations, which we define below, or both. But the scheduled payment of principal and interest on any Government Obligations deposited must be before the scheduled due date of the principal of, any premium and interest on the debt securities. (Section 1404 of each indenture).

“Government Obligations” means securities that are:

•

direct obligations of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable for the payment of which its full faith and credit is pledged; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government if the obligations are not callable or redeemable at the option of the issuer. Those obligations may include a depository receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of the Government Obligation held by the custodian for the account of the holder of a depository receipt. But, except as required by law, the custodian must not be authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in regard to the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt. (Section 101 of each indenture).

A defeasance trust or covenant defeasance trust may be established only if WRIT has delivered to the applicable indenture trustee an opinion of counsel, as specified in each indenture, to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must also refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. (Section 1404 of each indenture).

Unless otherwise described in the applicable prospectus supplement, if after WRIT has deposited funds or Government Obligations or both to effect defeasance or covenant defeasance relating to debt securities of any series, (1) the holder of a debt security of the series is entitled to, and does, under specified provisions of the indenture or the terms of the debt security, elect to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made, or (2) a Conversion Event, which we define below, occurs in regard to the currency, currency unit or composite currency in which the deposit has been made, the debt represented by the debt security will be treated as fully discharged and satisfied through the payment of the principal of, any premium, and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. (Section 1405 of each indenture).

“Conversion Event” means the ceasing the use of:

•

a foreign currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European currency unit both within the European monetary system and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European currency unit for the purposes for which it was established. (Section 101 of each indenture).

Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of, any premium, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be in U.S. dollars.

If WRIT effects covenant defeasance relating to any debt securities and the debt securities are declared due and payable because an Event of Default occurs, there is a risk that the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, though sufficient to pay amounts due on the debt securities at the time of their stated maturity, may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Event of Default. But WRIT would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe any provisions, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, relating to the debt securities of or within a particular series.

Conversion rights

If the debt securities are convertible into common shares or preferred shares, the applicable prospectus supplement will describe the terms and conditions of conversion. The terms will include:

•	whether the debt securities are convertible into common shares or preferred shares,

•	the conversion price or manner of calculation,

•	the conversion period,

•	whether conversion will be at the option of the holders or WRIT,

•	the events requiring an adjustment of the conversion price and

•	provisions affecting conversion in the event of the redemption of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The applicable prospectus supplement will describe the specific terms of the depositary arrangement relating to that series of debt securities.

PLAN OF DISTRIBUTION

We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale, such as an “at the market offering,” or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.

Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, any securities issued under this prospectus will be new issues of securities with no established market. Any underwriters or agents to or through whom the securities are sold by us for public offering and sale may make a market in the securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We do not know how liquid the trading market for any of our securities will be.

LEGAL OPINIONS

The validity of the offered securities is being passed upon for WRIT by Arent Fox LLP, Washington, D.C. The validity of the offered securities will be passed upon for any underwriters by the counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

The historical summaries of gross income and direct operating expenses of (i) 270 Technology Park, Monument II and 2440 M Street for the year ended December 31, 2006, and (ii) Woodholme Centre and Woodholme Medical Office Building, Ashburn Farm Park, CentreMed I and II and 2000 M Street for the year ended December 31, 2006, are incorporated in reliance on the reports dated May 17, 2007 and February 6, 2008, respectively, of Argy, Wiltse & Robinson, P.C., which we also incorporate by reference in this prospectus and the registration statement, and on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-(800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

Because our common shares are listed on the New York Stock Exchange, you also may read our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement relating to the offered securities on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC’s rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.

The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Our Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008;

2.	Our proxy statement filed with the SEC on April 14, 2008;

3.	Our quarterly report for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

4.	Our quarterly report for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008;

5.	Our current reports on Form 8-K filed on March 15, 2007 (as amended on Form 8-K/A filed on May 25, 2007), December 10, 2007 (as amended on Form 8-K/A filed on February 19, 2008), May 6, 2008, May 19, 2008, May 21, 2008, June 5, 2008, June 17, 2008 and August 6, 2008;

6.	Our Form 8-A, filed with the SEC on December 4, 1998; and

7.	Each document that we file after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and prior to the time that we sell all the securities offered under this prospectus as supplemented.

Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

You may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. Please direct your request to:

Investor Relations, Washington REIT, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, (301) 984-9400.

We maintain a website at www.writ.com. Statements made in our website are not part of this prospectus.

5,000,000 shares

Common shares of beneficial interest

PROSPECTUS SUPPLEMENT

April 30, 2009

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